Exhibit 4.1

AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENTS AND WARRANTS

This AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT AND WARRANTS (this “Amendment No. 2”) is made and entered into as of November 28, 2007, by and among Sulphco, Inc., a Nevada corporation (the “Company”), and the purchasers identified on the signature pages hereto (each, a “Purchaser” and, collectively, the “Purchasers”).

RECITALS

1.
The Company and the Purchasers are parties to (i) a Securities Purchase Agreement, dated as of June 1, 2004 (the “June 1st Purchase Agreement”) pursuant to which the Company issued and sold to the Purchasers shares of common stock, par value $0.001 (the “Common Stock”) and certain warrants (the “June 1st Warrants”), (ii) a Securities Purchase Agreement, dated as of June 14, 2004 (the “June 14th Purchase Agreement”) pursuant to which the Company issued and sold to the Purchasers shares of Common Stock and certain warrants (the “June 14th Warrants”), (iii) a Securities Purchase Agreement, dated as of March 29, 2006 (the “2006 Purchase Agreement”, and together with the June 1st Purchase Agreement and the June 14th Purchase Agreement, the “Purchase Agreements”) pursuant to which the Company issued and sold to the Purchasers shares of Common Stock and certain warrants (the “2006 Warrants”) and (iv) an Amendment No. 1 to Securities Purchase Agreements and Warrants, dated as of March 12, 2007, pursuant to which the Company issued and sold to the Purchasers certain warrants (the “March Warrants,” and together with the June 1st Warrants and June 14th Warrants, the “Warrants”). Capitalized terms used and not defined in this Amendment shall have the respective meanings set forth in the Purchase Agreements and Warrants.

2.	The Company and the Purchasers now wish to further modify certain terms of the Warrants.

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and each Purchaser, severally and not jointly, agree as follows:

1.	Exercise of Warrants. Subject to the terms hereof, each Purchaser agrees to exercise the March Warrants as set forth herein.

1.1
Subject to the terms hereof, each Purchaser agrees to exercise (i) up to 50% of the March Warrants issued to such Purchaser as set forth on Schedule A hereto on the date hereof (“Closing Date”). In consideration for such exercise, upon obtaining approval of the Additional Listing Application from the American Stock Exchange (“AMEX”) of the shares of Common Stock underlying the Additional Warrants (as defined below), the Company shall issue to each Purchaser a warrant in the form of Exhibit A attached hereto (the “Additional Warrants”), registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire the number of shares of Common Stock equal to the number of March Warrants exercised on the Closing Date at an Exercise Price of $7.00 per share.

1.2
Each Purchaser is also granted the right, until the later of April 15, 2008 and 30 days after the 2008 annual meeting of stockholders of the Company (the “Annual Meeting”) to exercise the remaining March Warrants, up to the number of March Warrants, exercised on the Closing Date, and upon such exercise, the Purchaser shall receive an additional warrant, pursuant to which such Purchaser shall have the right to acquire the number of shares of Common Stock equal to the number of warrants exercised pursuant to this Section 1.2 at an Exercise Price of $7.00 per share and be in the same form as the Additional Warrant (the “Second Additional Warrant”). The issuance of the Second Additional Warrant is contingent upon the Company obtaining approval by a majority of the Company’s stockholders to increase the authorized shares of Common Stock by at least 10 million shares prior to the later of April 15, 2008 and the date of the Annual Meeting (the “Termination Date”).

1.3
If approval of the stockholders described in Section 1.2 above is not obtained on or before the Termination Date, then the Company grants each Purchaser the right, until 30 days after the Annual Meeting (the “Rights Period”) to exercise the remaining March Warrants, up to the number of March Warrants exercised on the Closing Date, and receive the Second Additional Warrant, to the extent that there are available authorized shares of Common Stock. If there are not sufficient authorized shares of Common Stock to satisfy the Second Additional Warrant issuances hereunder, then the each Purchaser shall be limited to its pro-rata portion of the authorized shares available at such time. The pro-rata determination shall be made at the end of the Rights Period and shall consider only the March Warrants exercised during such period.

1.4
For the purposes of this Amendment, the shares issuable upon exercise of the Additional Warrant and Second Additional Warrant shall be included in the registration statements as provided in Section 3 below.

2.	Closing. Subject to the terms hereof, each Purchaser and the Company agrees that the closing of the issuance of the Additional Warrants (the “Closing”) shall occur on the Closing Date.

2.1.	On the Closing Date, each Purchaser shall deliver to the Company the Exercise Notice required under the Warrants and the Exercise Price in immediately available funds.

2.2.	Following the Closing Date, the Company shall issue to each Purchaser a certificate representing the number of Warrant Shares exercised under the March Warrants.

3.	Registration.

3.1
The Company shall use commercially reasonable efforts to prepare and file a registration statement (the “Additional Registration Statement”) to cover all shares of Common Stock issuable under the Additional Warrants as soon as possible, but in no event later than 90 days after the Closing Date (the “Filing Date”). The Company shall use its commercially reasonable efforts to cause the Additional Registration Statement to be declared effective as soon as possible.

3.2
The Company shall use commercially reasonable efforts to prepare and file a registration statement (the “Second Additional Registration Statement”) to cover all shares of Common Stock issuable under the Second Additional Warrants as soon as possible, but in no event later than 90 days after the Rights Period (the “Second Filing Date”). The Company shall use its commercially reasonable efforts to cause the Second Additional Registration Statement to be declared effective as soon as possible.

3.3
In the event the Company does not file the Additional Registration Statement by the Filing Date or Second Additional Registration Statement by the Second Filing Date (each, an “Event”), each Purchaser shall be entitled to receive on the date of such Event (the “Event Date”) an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the aggregate Exercise Price paid by such Purchaser pursuant to Section 2.2 of this Amendment; and on each monthly anniversary of the Event Date thereof (if the applicable Event has not been cured), the Company shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the aggregate purchase price paid by such Purchaser pursuant to the Section 2.2 of this Amendment (the “Liquidated Damages”). The Liquidated Damages shall not exceed 12% of the aggregate Exercise Price paid by each respective Purchaser pursuant to Section 2.2 of this Amendment.

4.
Continued Validity of Transaction Documents under the Purchase Agreement; Waiver of Prior Defaults. The parties hereto agree that the Purchase Agreements and the other transaction documents (the “Transaction Documents”) entered into in connection therewith (as amended by this Amendment), remain in full force and effect, modified to the extent and only to the extent necessary to give effect to this Amendment and the transactions herein contemplated.

5.	Representations and Warranties.

5.1.
The Company hereby represents and warrants to the Purchasers that each of the representations and warranties set forth in Section 3.1 of the June 14th Purchase Agreement are true and correct as of the date hereof with the exception of Sections 3.1(i), 3.1 (s), 3.1(w), 3.1(x) and 3.1(y) for which the Company makes no representations and warranties. Current Company information may be found in the Company’s public SEC filings.

5.2.
Each Purchaser hereby, as to itself only and for no other Purchaser, represents and warrants to the Company that each of the representations and warrants set forth in Section 3.2 of the June 14th Purchase Agreement are true and correct as of the date hereof.

6.	Miscellaneous.

6.1.
Entire Agreement. This Amendment and the Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.2.
Equal Treatment of Purchasers. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents.

6.3.
Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective as specified in the Purchase Agreement. The address for such notices and communications shall be as set forth on the signature pages attached to the Purchase Agreement.

6.4.
Amendments; Waivers. No provision of this Amendment may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Amendment shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5.	Amendment Controls. If any topic is addressed both in the Purchase Agreement (or any document related thereto) and in this Amendment, this Amendment shall control.

6.6.
Construction. The headings herein are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.7.
Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The parties agree that Section 7.9 of the June 14th Purchase Agreement shall apply to this Amendment as if set forth in its entirety herein.

6.8.	Survival. The representations and warranties contained herein shall survive the delivery, exercise and/or conversion of the securities, as applicable for the applicable statute of limitations.

6.9.
Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same document and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

6.10.
Severability. If any provision of this Amendment is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Amendment shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Amendment.

6.11.
Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Purchasers have not relied upon the same legal counsel in their review and negotiation of this Amendment. The Company has elected to provide all Purchasers with the same terms and form of Amendment for the convenience of the Company and not because it was required or requested to do so by the Purchasers. Each Purchaser represents that it has been represented by its own separate legal counsel in its review and negotiations of this Amendment.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

SULPHCO, INC.

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASERS FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investing Entity: _______________________________________________________________________________
Signature of Authorized Signatory of Investing Entity: _______________________________________________________
Name of Authorized Signatory: __________________________________________________________________________
Title of Authorized Signatory: __________________________________________________________________________
Email Address of Authorized Entity:_______________________________________________________________________

Schedule A

Purchaser	March Warrants

Nancy Abbe Trust	95,295

Merav Abbe Irrevocable Trust	190,587

Coleman Abbe	47,648

Bruce Bernstein	71,470

Romana Ltd	190,587

Ellis International Ltd Inc.	433,020

Ellis International, Inc.	300,000

Scot J. Cohen	682,640

Cranshire Capital LP	175,000

Michael Gantcher	21,000

Joshua Silverman	21,000

Brian Daly	23,821

Northfield Advisors Inc.	500,000

Iroquois Master Fund, Ltd.	700,000

Eli Levitin	20,000

Morris Wolfson	50,000

Aaron Wolfson	100,000

Abraham Wolfson	30,000

South Ferry #2	200,000

Ari Dani Corp.	100,000

Total	3,952,068